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                                                                    Exhibit 99.1

                                                 FOR MORE INFORMATION, CONTACT:
                                                 Cygnus, Inc.
                                                 Cygnus Corporate Communications
                                                 (650) 369-4300
                                                 www.cygn.com

For Immediate Release

             CYGNUS ANNOUNCES RESTRUCTURING OF ARBITRATION PAYMENTS

                              TO SANOFI~SYNTHELABO

REDWOOD CITY, CA -- NOVEMBER 10, 2003 -- Cygnus, Inc. (OTCBB:CYGN) today announced the restructuring of the remaining royalty payments owed to Sanofi~Synthelabo pursuant to a 1997 Final Arbitration Award. The original payment schedule required $4.0 million to be paid on February 28, 2004, with additional $4.0 million payments due on February 28, 2005 and 2006. The amended schedule delays each of these payments for one-year periods. Thus, the first $4.0 million payment is due on February, 28, 2005, and the remaining two payments are due on February 28, 2006 and February 28, 2007. Under this amendment, Cygnus granted Sanofi~Synthelabo a subordinate security interest in certain of Cygnus' assets. Furthermore, Sanofi~Synthelabo has the possibility of receiving accelerated payments in the event that Cygnus receives a lump-sum cash payment from its ongoing dispute with Sankyo Pharma Inc. and Sankyo Co., Ltd.

On October 2, 2003, Sankyo Pharma Inc. ("Sankyo Pharma") stated that it was stopping performance of its contractual obligations under its Sales, Marketing and Distribution Agreement and related contracts. In addition, Sankyo Pharma acknowledged that it had not paid invoices owed to Cygnus and informed Cygnus that it had no intention of remitting payment. As of October 10, 2003, these invoices total over $6.0 million. On October 6, 2003, the Company filed a complaint in the Superior Court of the State of California for the County of San Mateo against Sankyo Pharma and Sankyo Co., Ltd. ("Sankyo Japan") for breach of contract and intentional interference with contract relating to the sales, marketing and distribution of the Company's GlucoWatch(R) Biographer products. During the initial 12-year term of the Sales, Marketing and Distribution Agreement with Sankyo Pharma, there are no termination rights except in very specific circumstances, none of which has occurred. The Company is seeking compensatory damages and other relief. On November 6, 2003, Sankyo Pharma filed an answer and cross-claims against Cygnus for declaratory relief, breach of contract, and defamation. Cygnus has not yet filed a response to these claims. Cygnus believes that it has meritorious defenses to the causes of action asserted against it by Sankyo Pharma and intends to vigorously defend itself

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against these claims. This litigation is in its early stages, however, and is therefore inherently difficult to assess.

"Delaying each payment for a full year helps us pursue our lawsuit against Sankyo Pharma and Sankyo Japan," stated John C Hodgman, Chairman, CEO and President of Cygnus. "Cygnus has been put under financial pressure by Sankyo's breach of contract, including its refusal to pay us the $6.0 million in past due invoices, so the delay in the Sanofi~Synthelabo payments in conjunction with the 60% reduction of our organization will assist in conserving our cash."

"Since Sankyo announced it would no longer perform its contractual obligations, we have received a number of calls from physicians inquiring whether the GlucoWatch(R) G2(TM) Biographer products will continue to be available to purchase," added Mr. Hodgman. "According to Sankyo Pharma, they have approximately a two-year supply of Biographers and AutoSensors in inventory. Further, Sankyo has stated that they are continuing to provide marketing, sales and distribution support for the GlucoWatch G2 Biographer and have instructed their sales force to continue these activities. Sankyo has reiterated its commitment to people with diabetes and the health care professionals who care for them, so we assume Sankyo will not abruptly abandon their customers."

About Cygnus

Cygnus (www.cygn.com and www.glucowatch.com), founded in 1985 and headquartered in Redwood City, California, develops, manufactures and commercializes new and improved glucose-monitoring devices. Cygnus' products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch Biographer was Cygnus' first approved product. The device and its second-generation model, the GlucoWatch G2 Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of "finger-stick" blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common "finger-stick" testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this news release, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about our allegations and expectations regarding our contracts with Sankyo Pharma Inc.; the decision by Sankyo Pharma to stop performing under its contracts with us and the interference of such contracts by Sankyo Co., Ltd., the Japanese parent company; the capabilities and potential of the GlucoWatch Biographer business; our ability to manufacture and commercially scale up the GlucoWatch G2 Biographer; our plans for commercialization alliances; our ability to achieve market acceptance of the GlucoWatch G2 Biographer; and the speed and potential results of the regulatory process. In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts,"

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"potential," "continues," "strategy," "believes," "anticipates," "plans,"
"expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release.

NOTE: "GlucoWatch" is a registered trademark and "G2" is a trademark of Cygnus, Inc.

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